November 30, 1996

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

9. Acquisition of BayFunds
On July 31, 1996, the Board of Trustees of the Trust and on July 31, 1996 and August 15, 1996 the Board of Trustees of BayFunds approved an Agreement and Plan of Reorganization (the "Reorganization Agreement") providing for the transfer of all assets and liabilities of the portfolios of BayFunds in exchange for the issuance of shares in certain Funds in tax-free reorganizations (except in the case of the reorganization of BayFunds U.S. Treasury Money Market Portfolio with the 1784 U.S.
Treasury Money Market Fund and the 1784 Institutional U.S. Treasury
Money Market Fund which did not qualify for tax-free treatment). At a special meeting of the shareholders held on November 6, 1996, the shareholders of BayFunds voted to approve the Reorganization Agreement. Pursuant to the Reorganization Agreement, on November 25, 1996 substantially all of the assets and liabilities of the BayFunds U.S. Treasury Money Market Portfolio, BayFunds Equity Portfolio, BayFunds Short
Term Yield Portfolio and BayFunds Bond Portfolio were transferred to certain Funds in exchange for shares of such Fund. In addition, all of the assets and liabilities of the BayFunds Money Market Portfolio were transferred to the newly-organized 1784 Prime Money Market Fund. The details of these reorganizations as they relate to the Funds are described below.
The following table summarizes certain relevant information of the Funds prior to and immediately after the reorganizations on November 25, 1996 and December 9, 1996.

                                                                                                      Combined
	                                                                                 Shares              Net Assets
                 	Shares       	Net Assets	                                       Issued in           After            NAV
BayFunds        at 11/22/96	    at 11/22/96	        1784 Funds	                   Reorganization	     Reorganization	  Per Share

U.S. Treasury Money Market Portfolio
 Instit. Shares 	1,047,875,73  1,047,875,735   	Institutional U.S. Treasury M.M.  	1,047,875,735    2,061,477,41	   1.00
 Investment Shares 320,109,970   	320,109,970	   U.S. Treasury Money Market	          320,109,970      424,383,92	   1.00

Equity Portfolio
 Instit. Shares	   6,084,433     90,308,716    Growth                                  7,697,195           232,770,598	  11.73
 Investment Shares	2,652,009    	39,367,199   	Growth                                  3,355,364           232,770,598	  11.73

Short Term Yield Portfolio
 Instit. Shares    	3,061,193	     28,076,910   	Short-Term Income                       2,783,999	          142,633,338	   10.09
 Investment Shares 	1,694,530     	15,543,024	   Short-Term Income                       1,541,097           142,633,338	   10.09

Bond Portfolio
 Trust Shares      	4,543,688      45,727,982    Income        	                         4,474,157 	         306,880,031    10.22
 Investment Shares   	547,758	      5,512,661   	Income                                    539,376	          306,880,031    10.22


                                                                                      Combined
                                                                     Shares           Net Assets
                   	Shares           Net Assets                      Issued in        After             NAV
BayFund	           at 12/6/96	       at 12/6/96	 1784 Fund           Reorganization   Reorganization	   Per Share


Money Market
 Trust Shares     94,945,689	       94,945,452	  Prime Money Market    --              139,535,948    	1.00
 Investment Shares  44,590,608	     44,590,496	  Prime Money Market    --              139,535,94	     1.00

The acquired unrealized appreciation at November 25, 1996 of the BayFund Equity, Short Term Yield and Bond Portfolios was $43,352,830, $81,551 and $311,988, respectively.